EXHIBIT 99.1

Rivulet Media Revises OTC Stock Symbol to RIVU

Gilbert, AZ— (Sept. 21, 2020) Rivulet Media, an entertainment business innovator in film, TV and music production, announced today that the Financial Industry Regulatory Authority ("FINRA"), has approved a change in the Company's stock symbol on the OTC Markets. Effective September 21, 2020, the Company's common shares will begin trading on the OTC Markets under the symbol "RIVU". The previous trading symbol was "BMSN".

“It’s about time (for the stock symbol change),” said Rivulet Media Chairman Aaron Klusman. He added “Doing a reverse merger without our ticker symbol is like running out on the baseball field in game 7 of the World Series without your cap. Now we are ready to play ball.”

Rivulet Media, the parent company, has recently announced several projects in the planning stages including the acquisition of rights of Leia Stone’s book series “Fallen Academy” for film production, the docu-series “Avenue of the Americas,” and in production, a docu-series on America’s toughest sheriff Joe Arpaio.

About Rivulet Media:
Rivulet Media, positioning their film productions, though Rivulet Films, is using a proprietary financing model to deliver studio quality star driven content more affordably than larger production companies can with in-house production teams. Rivulet Media is publicly traded OTC: RIVU, and is found online at RivuletMedia.com.